Exhibit 99.1
ANTHERA PHARMACEUTICALS REPORTS 2011 FIRST QUARTER FINANCIAL
RESULTS AND OPERATIONAL UPDATE
HAYWARD, Calif., May 3, 2011 /PRNewswire via COMTEX News Network/ — Anthera Pharmaceuticals, Inc. (Nasdaq: ANTH), today announced financial results and business highlights for the quarter ended March 31, 2011.
Financial Results:
Total operating expenses for the first quarter ended March 31, 2011 were $18.7 million, as compared to $6.5 million for the same period in 2010. The increased operating expenses in the first quarter of 2011 were driven by expenses related to site initiations and the active enrollment of patients in our Phase 3 VISTA-16 study (Vascular Inflammation Suppression to Treat Acute Coronary Syndrome - 16 Weeks), which is an event driven study in Acute Coronary Syndrome (ACS) patients studying the benefit of varespladib anti-inflammatory treatment in high risk patients. In addition, the increased manufacturing expenses related to the development of A-623, our large molecule inhibitor of BAFF, and the accelerating enrollment of Anthera’s Phase 2b study, PEARL-SC (A Randomized, Double-Blind Phase 2b Study to Evaluate the Efficacy, Safety, and Tolerability of A623 AdministRation in Subjects with Systemic Lupus Erythematosus) at up to 90 clinical sites in up to 12 countries contributed to the increased expense. The quarterly results also reflect the previously anticipated increase in professional services and other costs associated with operating as a public company.
Anthera ended the first quarter of 2011 with approximately $78.5 million in cash and cash equivalents and short-term investments, which includes approximately $25.0 million of gross proceeds received from a term loan which closed on March 25, 2011. This is compared to $63.4 million in cash and cash equivalents and short-term investments for the fourth quarter ended December 31, 2010.
Recent Business Highlights and Upcoming Events:
Clinical
•	Enrollment and site initiations continue according to the Company’s estimated timelines in the PEARL-SC study. Active enrollment is underway in the following countries: United States, Mexico, Peru, Chile, the Philippines, Argentina and Colombia. PEARL-SC is examining the therapeutic benefit of A-623, which utilizes a subcutaneous formulation and modulates both soluble and membrane-bound BAFF in patients with systemic lupus erythematosus (lupus). The primary endpoint of the PEARL-SC study is an SLE responder index (SRI). Details regarding the study can be found at http://www.clinicaltrials.gov/ct2/show/NCT01162681.

•	The PEARL-SC open label extension protocol has been submitted to FDA. This would allow Anthera to capture important long term safety data and optimize enrollment by giving study subjects an option to continue participation on active therapy beyond the PEARL-SC duration.
•	In the Phase 3 VISTA-16 study, enrollment surpassed the 1000 patient threshold during the first quarter, triggering a pre-defined, blinded biomarker analysis conducted by an independent statistician. The statistician examined four predefined biomarkers of cardiovascular risk and one composite responder index including sPLA2, IL-6, CRP, LDL-C and a composite analysis comparing the proportion of patients achieving an LDL-C < 70 and a CRP < 1. Subsequent to the end of the first quarter, the Company announced a favorable outcome from the biomarker analysis. The VISTA-16 clinical study is designed to reduce inflammation and the risk of subsequent secondary Major Adverse Cardiovascular Events (MACE) in high-risk patients following an ACS. Details regarding the study can be found at http://www.clinicaltrials.gov/ct2/show/NCT01130246. The next substantial review of clinical safety and efficacy data is planned once 50 percent of the anticipated primary endpoints have occurred. At this review the DSMB will conduct the first prescribed statistical efficacy review of the primary endpoint.
Manufacturing
•	The Company initiated pilot scale manufacturing of A-623 and has established process parameters for the purification of small-scale fermentation.
•	The Company has submitted the first of three A-623 Comparability Plans to the US FDA — a key step in ensuring adequate drug supply for Phase 3 and expanded indications.
Management
•	Peter Thompson, M.D., was appointed to Anthera’s Board of Directors during the quarter. Dr. Thompson is a venture partner with OrbiMed and is the founder and Managing Director of Strategicon Partners, an investment and management services company. In 2009, Dr. Thompson retired as the Chief Executive Officer and Chairman of Trubion Pharmaceuticals, which he co-founded. He is also the former Vice President and General Manager of Chiron Informatics and held various executive positions at Becton Dickinson.

About Anthera Pharmaceuticals
Anthera Pharmaceuticals is a biopharmaceutical company focused on developing and commercializing products to treat serious diseases associated with inflammation, including cardiovascular and autoimmune diseases. Anthera has three late stage clinical products. A-002 (Varespladib Methyl) and A-001 inhibit a novel enzyme target known as Secretory Phospholipase A2 (sPLA2). Elevated levels of sPLA2 have been implicated in a variety of acute inflammatory conditions, including acute coronary syndrome (ACS) and acute chest syndrome, as well as chronic diseases such as stable coronary artery disease (CAD). A-623 targets elevated levels of B-lymphocyte stimulator (BAFF) which have been associated with a variety of B-Cell mediated autoimmune diseases, including systemic lupus erythematosus (lupus) and rheumatoid arthritis. For more information, please visit www.anthera.com.
Safe Harbor Statement
Any statements contained in this press release that refer to future events or other non-historical matters are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These include, but are not limited to, statements relating to the anticipated initiation of Anthera’s clinical studies, anticipated duration and expected results of these studies, and the progression of Anthera’s products through future stages of clinical development. These forward-looking statements are based on Anthera’s expectations as of the date of this press release and are subject to certain risks and uncertainties that could cause actual results to differ materially as set forth in the Company’s public filings with the Securities and Exchange Commission, including Anthera’s Annual Report on Form 10-K for the year ended December 31, 2010. Anthera disclaims any intent or obligation to update any forward-looking statements, whether because of new information, future events or otherwise, except as required by applicable law.
CONTACT: Bianca Nery of Anthera Pharmaceuticals, Inc., bnery@anthera.com or 510-856-5586.

ANTHERA PHARMACEUTICALS, INC.
A Development Stage Company
STATEMENT OF OPERATIONS
(unaudited)

	Three Months Ended March 31,
	2011	2010
OPERATING EXPENSE:
Research and development	$16,316,758	$5,241,814
General and administrative	2,339,882	1,224,110

Total operating expense	18,656,640	6,465,924

LOSS FROM OPERATIONS:	(18,656,640)	(6,465,924)

OTHER INCOME (EXPENSE):
Other expense and interest income, net	90,935	(4,637,868)

Total other income (expense)	90,935	(4,637,868)

NET LOSS	$(18,565,705)	$(11,103,792)

Net loss per share—basic and diluted	$(0.56)	$(0.83)

Weighted-average number of shares used in per share calculation— basic and diluted	32,895,152	13,344,231

ANTHERA PHARMACEUTICALS, INC.
A Development Stage Company
BALANCE SHEET DATA
(unaudited)

	March 31,	December 31,
	2011	2010

Cash and cash equivalents	$66,557,789	$40,029,972
Short term investments	$11,982,185	$23,350,922
Total assets	$81,445,375	$65,263,062
Accounts payable	$7,664,486	$3,791,693
Accrued clinical trial expense	$8,159,476	$3,136,786
Total current liabilities	$16,770,711	$8,005,382
Total notes payable	$23,719,801	$—
Deficit accumulated during development stage	$(124,209,472)	$(105,643,767)
Total shareholders’ equity	$40,954,863	$57,257,680
Common shares outstanding	32,909,914	32,853,032